Exhibit 5.9

September 24, 2025

To:	First Majestic Silver Corp.

Suite 1800 – 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

In connection with the Registration Statement on Form F-10 of First Majestic Silver Corp. (the “Registration Statement”), I, Phillip J. Spurgeon, P.Geo., hereby consent to the references in the Registration Statement to my name and the technical report entitled “Santa Elena Silver/Gold Mine, Sonora, Mexico, NI 43-101 Technical Report on Mineral Resource and Mineral Reserve Estimates” with an effective date of June 30, 2021 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

Sincerely,

/s/ Phillip J. Spurgeon
Phillip J. Spurgeon, P.Geo.